Exhibit 23.5

CONSENT OF INDEPENDENT ARCHITECTURE DESIGN FIRM

We consent to the use and summarization in this registration statement on Form F-1 (the “Registration Statement”) of the Royal Country Club and Resort Concept Design Deliverables (the “Report”) dated on June 11, 2015 relating to the business plan, hospitality industry, markets where Imperial Garden & Resort, Inc., a British Virgin Islands business company, competes and competition (the “Relevant Information”) in the Registration Statement and to the reference to our firm under the caption “Experts”. We certify that the Relevant Information in the Registration Statement accurately reflects the Report.

Cuningham Group

/s/ James S. Scheidel
Name: James S. Scheidel
Title: Chairman
Culver City, United States
December 13th, 2016